Exhibit 10.5

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

Amended and Restated Employment Agreement (the “Agreement”), dated as of June 16, 2017, by and between JBG SMITH Properties, a Maryland real estate investment trust (together with its affiliates, the “Company”), with its principal offices in Chevy Chase, Maryland and W. Matthew Kelly (“Executive”).

Recitals

The Company and Executive previously entered into an employment agreement dated October 31, 2016 (the “Prior Agreement”);

The Company and Executive desire to amend and restate the employment agreement on the terms and conditions set forth herein;

Vornado Realty Trust, a Maryland real estate investment trust and Vornado Realty L.P., a Delaware limited partnership (the “Vornado Parties”), and JBG Properties Inc., a Maryland corporation and JBG/Operating Partners, L.P., a Delaware limited partnership, together with certain JBG entities (the “JBG Parties”), and the Company, have entered into the Master Transaction Agreement, dated as of October 31, 2016 (the “Transaction Agreement”), pursuant to which the Vornado Parties and the JBG Parties will effectuate a series of transactions resulting in the acquisition, transfer and contribution of assets and interests to JBG SMITH Properties and JBG SMITH LP, a Delaware limited partnership; and

This Agreement will become effective contingent upon and as of the Closing Date (as defined in the Transaction Agreement) and shall supersede the Prior Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

Agreement

1.                                      Employment.  The Company hereby agrees to employ Executive, and Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

2.                                      Term. The term of Executive’s employment hereunder by the Company will commence on the Closing Date (the “Effective Date”) and will continue for three years thereafter (the “Initial Period”).  On the third anniversary of the Effective Date, the term will automatically renew for one year periods unless either party notifies in writing the other party of nonrenewal at least 180 days prior to the renewal date (the Initial Period and any subsequent renewal periods, the “Employment Period”).  The effectiveness of this Agreement is contingent on the occurrence of the Closing (as defined in the Transaction Agreement).  If the Transaction Agreement terminates in accordance with its terms or the Closing does not occur for any reason, this Agreement will be void ab initio.

3.                                      Position and Duties. During the Employment Period, Executive will serve as Chief Executive Officer of the Company and will report solely and directly to the board of trustees of the Company (the “Board”). Executive will have those powers and duties normally associated with the position of Chief Executive Officer and such other powers and duties as may be reasonably prescribed by or at direction of the Board, provided that such other powers and duties are consistent with Executive’s position as Chief Executive Officer of the Company. Executive will devote substantially all of his working time, attention and energies during normal business hours (other than absences due to illness or vacation) to the performance of his duties for the Company and its affiliates. Without the consent of the Board, during the Employment Period, Executive will not serve on the board of directors, trustees or any similar governing body of more than one for-profit entity (with the exception of any entity which has been disclosed to the Company on a list provided to the Company by Executive coincident with the execution of this Agreement).  Notwithstanding the above, Executive will be permitted, to the extent such activities do not substantially interfere with the performance by Executive of his duties and responsibilities hereunder or violate Section 11(a), (b) or (c) of this Agreement, to (i) manage Executive’s (and his immediate family’s) personal, financial and legal affairs, and (ii) serve on civic or charitable boards or committees (it being expressly understood and agreed that Executive’s continuing to serve on the board and/or committees on which Executive is serving, or with which Executive is otherwise associated, as of the Effective Date (each of which has been disclosed to the Company on a list provided to the Company by Executive coincident with the execution of this Agreement), will be deemed not to interfere with the performance by Executive of his duties and responsibilities under this Agreement).

4.                                      Place of Performance. The place of employment of Executive will be at the Company’s offices in the Washington D.C. metropolitan area.

5.                                      Compensation and Related Matters.

(a)                                 Base Salary.  During the Employment Period, the Company will pay Executive a base salary at the rate of not less than $750,000 per year (“Base Salary”). Executive’s Base Salary will be paid in approximately equal installments in accordance with the Company’s customary payroll practices. Executive’s Base Salary shall be reviewed at last annually for possible increase, but not decrease. If Executive’s Base Salary is increased by the Company, such increased Base Salary will then constitute the Base Salary for all purposes of this Agreement.

(b)                                 Annual Bonus. During the Employment Period, Executive will be entitled to receive an annual bonus (“Annual Bonus”) of 100% of Base Salary at target performance, with the actual amount earned payable in cash. Such bonus shall be paid no later than March 15th of the year following the year in which it was earned.

(c)                                  Annual Long-Term Incentive Awards.

(i)                                     As soon as reasonably practicable after the Effective Date, Executive will receive a grant under the Company’s long-term incentive compensation plan (the “LTI Plan”) of a number of equity awards equal to $3,500,000, divided by the volume-weighted average price of the Company’s stock on the NYSE for the 10 trading days immediately preceding the grant date, comprised of 50% long-term incentive partnership units (the “2017 LTIP Units”), and 50% outperformance plan units (assuming the achievement of target-level performance), (the “2017 OPP Units”) which will have such terms and conditions as set forth in the applicable award agreements issued pursuant to the LTI Plan.  The 2017 LTIP Units will vest in equal annual installments on the 1st through 4th anniversary of the Effective Date, subject to continued employment with the Company through each vesting date except as provided herein. The 2017 OPP Units (if earned pursuant to the terms and conditions of the award agreement), will vest 50% on each of the 3rd and 4th anniversaries of the Effective Date, subject to continued employment with the Company through the vesting date except as provided herein.

(ii)                                  The amount of future grants and the terms of such grants will be determined in the sole discretion of the Compensation Committee of the Board.

(d)                                 Initial Formation Award.  On or as soon as reasonably practicable after the Effective Date, the Company will grant Executive a number of initial formation partnership units (in the form of profits interests which provide for a share of appreciation above the fair market value on the grant date) equal to $7,400,000, divided by the volume-weighted average price of the Company’s stock on the NYSE on the grant date (the “Initial Formation Award”).  The Initial Formation Award will have such terms and conditions as set forth in the applicable award agreement issued pursuant to the LTI Plan.  The Initial Formation Award will vest 25% on each of the 3rd and 4th anniversaries and 50% on the 5th anniversary, of the Effective Date, subject to continued employment with the Company through each vesting date.  Notwithstanding this paragraph 5(d), if applicable tax laws change such that the Initial Formation Award becomes taxable to Executive as ordinary income, the Initial Formation Award may be restructured by the Company in a way that permits the Company a tax deduction while preserving substantially similar pre-tax economics to Executive.

(e)                                  Welfare, Pension and Incentive Benefit Plans.  During the Employment Period, Executive will be entitled to participate in such 401(k) and employee welfare and benefit plans and programs of the Company as are made available to the Company’s senior level executives or to its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, health, medical, dental, long-term disability and life insurance plans.

(f)                                   Expenses. The Company will promptly reimburse Executive for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.

(g)                                  Vacation.  Executive will be entitled to vacation in accordance with the Company’s vacation policy as in effect from time to time.

6.                                      Reasons for Termination. Executive’s employment hereunder may or will be terminated during the Employment Period under the following circumstances:

(a)                                 Death. Executive’s employment hereunder will terminate upon his death.

(b)                                 Disability. If, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been substantially unable to perform his duties hereunder for a continuous period of 180 days, and within 30 days after written Notice of Termination is given after such 180-day period, Executive shall not have returned to the substantial performance of his duties on a full-time basis, the Company may terminate Executive’s employment hereunder for “Disability”. During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, Executive will continue to receive his full Base Salary set forth in Section 5(a) until his employment terminates.

(c)                                  Cause. The Company may terminate Executive’s employment for Cause. For purposes of this Agreement, the Company will have “Cause” to terminate Executive’s employment upon Executive’s:

(i)       conviction of, or plea of guilty or nolo contendere to, a felony;

(ii)    willful and continued failure to use reasonable best efforts to substantially perform his duties hereunder (other than such failure resulting from Executive’s incapacity due to physical or mental illness) that Executive fails to remedy within 30 days after written notice is delivered by the Company to Executive that specifically identifies in reasonable detail the manner in which the Company believes Executive has not used reasonable efforts to perform in all material respects his duties hereunder; or

(iii) willful misconduct (including, but not limited to, a willful breach of the provisions of Section 11) that is materially economically injurious to the Company.

For purposes of this Section 6(c), no act, or failure to act, by Executive will be considered “willful” unless committed in bad faith and without a reasonable belief that the act or omission was in the best interests of the Company.  Cause will not exist under paragraph (ii) or (iii) above unless and until the Company has delivered to Executive a copy of a resolution duly adopted by a majority of the members of the Board of Trustees of the Company or of the Compensation Committee or Corporate Governance and Nominating Committee thereof (excluding, if applicable, Executive for purposes of determining such majority) at a meeting of the Board or such committee called and held for such purpose (after reasonable advance notice to Executive and an opportunity for Executive, together with his counsel, to be heard before the Board or such committee), finding that in the good faith opinion of the Board (or a committee thereof), Executive engaged in the conduct set forth in paragraph (ii) or (iii) and specifying the particulars thereof in detail; provided, that if any such resolution was adopted by a committee of the Board, the determination of whether “Cause” exists shall be ratified by the Board.  This Section 6(c) shall not prevent Executive from challenging in any court of competent jurisdiction the Board’s determination that Cause exists or that Executive has failed to cure any act (or failure to act) that purportedly formed the basis for the Board’s determination.

(d)                                 Good Reason. Executive may terminate his employment with “Good Reason” within 120 days after Executive has actual knowledge of the occurrence, without the written consent of Executive, of one of the following events that has not been cured within 30 days after written notice thereof has been given by Executive to the Company setting forth in reasonable detail the basis of the event (provided that such notice must be given to the Company within 60 days of Executive becoming aware of such condition):

(i)       a reduction by the Company in Executive’s Base Salary or target Annual Bonus under this Agreement;

(ii)    a material diminution in Executive’s position, authority, duties or responsibilities or the assignment of duties materially and adversely inconsistent with Executive’s position as Chief Executive Officer;

(iii) a relocation of Executive’s location of employment to a location outside of the Washington D.C. metropolitan area; or

(iv)                              the Company’s material breach of any provision of this Agreement or any equity agreement, which will be deemed to include (a) Executive not holding the title of Chief Executive Officer of the Company, (b) failure of a successor to the Company to assume this Agreement in accordance with Section 13(a) below and (c) a material change in Executive’s reporting relationship such that Executive no longer reports directly to the Board.

Executive’s continued employment during the 90-day period referred to above in this paragraph (d) shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. Executive’s right to terminate his employment hereunder for Good Reason shall not be affected by his incapacity due to physical or mental illness.

(e)                                  Without Cause. The Company may terminate Executive’s employment hereunder without Cause by providing Executive with a Notice of Termination (as defined in Section 7). This means that, notwithstanding this Agreement, Executive’s employment with the Company will be “at will.”

(f)                                   Without Good Reason. Executive may terminate his employment hereunder without Good Reason by providing the Company with a Notice of Termination.

7.                                      Termination Procedure.

(a)                                 Notice of Termination. Any termination of Executive’s employment by the Company or by Executive during the Employment Period (other than termination pursuant to Section 6(a)) will be communicated by written Notice of Termination to the other party hereto in accordance with Section 14. For purposes of this Agreement, a “Notice of Termination” means a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated if the termination is based on Sections 6(b), (c) or (d).

(b)                                 Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated pursuant to Section 6(b) (Disability), 30 days after Notice of Termination (provided that Executive shall not have returned to the substantial performance of his duties on a full-time basis during such 30-day period), (iii) upon notice to Executive of the Company’s intention to not renew the term of this Agreement, pursuant to Section 2, the last day of the Employment Period, and (iv) if Executive’s employment terminates for any other reason, the date on which a Notice of Termination is given or any later date (within 30 days after the giving of such notice) set forth in such Notice of Termination; provided, however, that if such termination is due to a Notice of Termination by Executive, the Company shall have the right to accelerate such notice and make the Date of Termination the date of the Notice of Termination or such other date prior to Executive’s intended Date of Termination as the Company deems appropriate, which acceleration shall in no event be deemed a termination by the Company without Cause or constitute Good Reason.

(c)                                  Removal from any Boards and Position. Upon the termination of Executive’s employment with the Company for any reason, he shall be deemed to resign (i) from the board of trustees or directors of any subsidiary of the Company and/or any other board to which he has been appointed or nominated by or on behalf of the Company (including the

Board), and (ii) from any position with the Company or any subsidiary of the Company, including, but not limited to, as an officer and trustee or director of the Company and any of its subsidiaries.

8.                                      Compensation upon Termination. This Section provides the payments and benefits to be paid or provided to Executive as a result of his termination of employment. Except as provided in this Section 8, Executive shall not be entitled to anything further from the Company as a result of the termination of his employment, regardless of the reason for such termination.

(a)                                 Termination for Any Reason. Following the termination of Executive’s employment, regardless of the reason for such termination and including, without limitation, a termination of his employment by the Company for Cause or by Executive without Good Reason or upon expiration of the Employment Period, the Company will:

(i)       pay Executive (or his estate in the event of his death) as soon as practicable following the Date of Termination (A) any earned but unpaid Base Salary and (B) any accrued and unused vacation pay to the extent provided by the Company’s vacation policy as in effect from time to time, through the Date of Termination;

(ii)    reimburse Executive as soon as practicable following the Date of Termination for any amounts due Executive pursuant to Section 5(f) (unless such termination occurred as a result of misappropriation of funds); and

(iii) provide Executive with any compensation and/or benefits as may be due or payable to Executive in accordance with the terms and provisions of any employee benefit plans or programs of the Company.

Upon any termination of Executive’s employment hereunder, except as otherwise provided herein, Executive (or his beneficiary, legal representative or estate, as the case may be, in the event of his death) shall be entitled to such rights in respect of any equity awards theretofore made to Executive, and to only such rights, as are provided by the plan or the award agreement pursuant to which such equity awards have been granted to Executive or other written agreement or arrangement between Executive and the Company, provided that all vested profits interests (including any vested portion of the Initial Formation Award) shall remain exchangeable for common partnership units and all vested stock options shall remain exercisable for 60 days following the Date of Termination (or if earlier, through the expiration of the scheduled term of such award).

(b)                                 Termination by Company without Cause or by Executive for Good Reason. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, Executive will be entitled to the payments and benefits provided in Section 8(a) hereof and, in addition, the Company will, subject to the following paragraph, pay to Executive (i) the Severance Amount, (ii) the Pro Rata Bonus, (iii) the Medical Benefits, (iv) the Equity Vesting Benefits, and (v) any unpaid Annual Bonus for the year preceding the year of termination if the relevant measurement period for such bonus concluded prior to the Date of Termination (the “Unpaid Prior Year Bonus”).

(i)       The “Severance Amount” will be equal to:

(A)                               if such termination is following the execution of a definitive agreement the consummation of which would result in, or within two years following, a Change in Control of the Company (and such Change in Control does in fact occur) (a “Qualifying CIC Termination”), three times the sum of Executive’s: (x) current Base Salary, and (y) target Annual Bonus, payable in a lump sum within 60 days after the Date of Termination; or

(B)                               if such termination is not a Qualifying CIC Termination, one times the sum of Executive’s (x) current Base Salary, and (y) target Annual Bonus, payable in equal installments over 12 months in accordance with the Company’s regular payroll procedures, commencing within 60 days after the Date of Termination.

(ii)    The “Pro Rata Bonus” will be equal to:

(A)                               if such termination is a Qualifying CIC Termination, Executive’s target Annual Bonus for the year of termination, paid in a lump sum within 60 days after the Date of Termination; or

(B)                               if such termination is not a Qualifying CIC Termination, Executive’s Annual Bonus earned in the year of termination based on actual performance, paid at the time bonuses are paid to similarly situated employees of the Company;

in either case such amount will be prorated based on the number of days in the year up to and including the Date of Termination and divided by 365.

(iii) The “Medical Benefits” require the Company to provide Executive medical insurance coverage substantially identical to that provided to other senior executives of the Company (which may be provided pursuant to the Consolidated Omnibus Budget Reconciliation Act) for (A) if such termination is a Qualifying CIC Termination, two years following the Termination Date or (B) if such termination is not a Qualifying CIC Termination, 18 months following the Termination Date. If this agreement to provide benefits continuation raises any compliance issues or impositions of penalties under the Patient Protection and Affordable Care Act or other applicable law, then the parties agree to modify this Agreement so that it complies with the terms of such laws without impairing the economic benefit to Executive.

(iv)                              The “Equity Vesting Benefits” mean:

(A)                               if such termination is a Qualifying CIC Termination, vesting of all outstanding unvested equity-based awards (including the Initial Formation Award) on the Date of Termination (with OPP Units and other awards with performance-vesting conditions measured at performance specified in the applicable award agreement); or

(B)                               if such termination is not a Qualifying CIC Termination, (i) vesting of any outstanding unvested portion of the Initial Formation Award, (ii) vesting of a prorated portion of any OPP Units and other performance-based awards scheduled to vest on the next vesting date based on the number of days completed in the vesting cycle then in process for such awards up to and including the Date of Termination divided by the total number of days in such vesting cycle, with performance-vesting conditions measured at performance specified in the award agreement (e.g., if 300 units are granted on January 1, 2018, the award vests in three annual installments, and the Date of Termination is July 1, 2019, then 50% of the 100 units that would vest on January 1, 2020 will vest (if earned based on performance) and the remaining unvested units will be forfeited) and (iii) full vesting of any outstanding unvested LTIP Units and other equity awards without performance-vesting conditions (excluding the Initial Formation Award);

(v)   and, in either case, all vested profits interests shall remain exchangeable for common partnership units and all vested stock options shall remain exercisable for 60 days following the Date of Termination (or if earlier, through the expiration of the scheduled term of such award).

(vi)                              “Change in Control” shall mean:

(A)                               Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (1) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of trustees (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 8(b)(v), the following acquisitions shall not constitute a Change of Control:  (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates or (iv) any acquisition by any corporation pursuant to a transaction that complies with Sections 8(b)(v)(C)(1), 8(b)(v)(C)(2) and 8(b)(v)(C)(3);

(B)                               Any time at which individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a trustee subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the trustees then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of trustees or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(C)                               Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors or trustees, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(D)                               Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

As a condition to the payments and other benefits pursuant to Section 8(b), Executive must execute a separation and general release agreement in the form attached hereto as Exhibit A (the “Release”), which must become effective within 55 days following the Date of Termination; provided, however, that if Executive’s Date of Termination occurs on or after November 1 of a given calendar year, any such payments (except as provided in Section 8(b)(ii)(B)) shall, subject to Section 9 hereof, be paid (or commence to be paid) in January of the immediately following calendar year.

(c)                                  Disability. In the event Executive’s employment is terminated for Disability pursuant to Section 6(b), Executive will be entitled to the payments and benefits provided in Section 8(a) hereof and (i) vesting of any outstanding unvested portion of the Initial Formation Award, (ii) vesting of a prorated portion of any outstanding unvested OPP Units scheduled to vest on the next vesting date (if earned pursuant to the terms and conditions of the award agreement) based on the number of days completed in the vesting cycle then in process for such awards up to and including the Date of Termination divided by the total number of days in such vesting cycle, (iii) vesting of all outstanding unvested LTIP Units, (iv) the Pro Rata Bonus and (v) the Unpaid Prior Year Bonus (collectively, the “Death and Disability Vesting Benefits”).

(d)                                 Death. If Executive’s employment is terminated by his death, Executive’s beneficiary, legal representative or estate, as the case may be, will be entitled to the payments and benefits provided in Section 8(a) hereof and the Death and Disability Vesting Benefits.

(e)                                  Nonrenewal of the Agreement by the Company.  Upon notice to Executive of the Company’s intention to not renew the term of this Agreement, pursuant to Section 2, and conditioned upon the execution by Executive of the Release, which must become effective within 55 days following the Date of Termination, Executive shall be entitled to receive (i) an amount equal to one times the sum of Executive’s (x) current Base Salary, and (y) target Annual Bonus, payable in equal installments over 12 months in accordance with the Company’s regular payroll procedures, commencing within 60 days after the Date of Termination, (ii) the Pro Rata Bonus, (iii) the Equity Vesting Benefits and (iv) the Unpaid Prior Year Bonus.  Notwithstanding the foregoing, if upon mutual agreement with Executive to continue Executive’s employment with the Company, the Company repudiates the notice described in the preceding sentence, Executive shall not be entitled to any payments described in this Section 8(e). For the avoidance of doubt, following a nonrenewal of the Agreement by the Company, Executive shall continue to be subject to those provisions that survive the termination of this Agreement, including without limitation, those provided in Section 11.

9.                                      409A and Termination. Notwithstanding the foregoing, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”) concerning payments to “specified employees” (as defined in Section 409A of the Code and applicable regulations thereunder, “Section 409A”) any payment on account of Executive’s separation from service that would otherwise be due hereunder within six months after such separation shall nonetheless be delayed until the first business day of the seventh month following Executive’s date of termination and the first such payment shall include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction, together with interest on such cumulative amount during the period of such restriction at a rate, per annum, equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Code on the Date of Termination. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of Section 8 hereof unless he would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.

10.                               Section 280G. In the event that any payments or benefits otherwise payable to Executive, whether or not pursuant to this Agreement, (1) constitute “parachute payments” within the meaning of Section 280G of the Code, and (2) but for this Section 10, would be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits will be either (x) delivered in full, or (y) delivered as to such lesser extent that would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 10 will be made in writing by a nationally-recognized accounting or consulting firm selected by the Company in its discretion (the “Accountants”), whose determination will be conclusive and binding upon

Executive and the Company for all purposes, other than in the event of manifest error. The Company shall request the Accountants to perform all necessary calculations promptly in connection with the applicable Change in Control or termination of employment. For purposes of making the calculations required by this Section 10, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive agree to furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this provision. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this provision. Any reduction in payments and/or benefits required by this provision will occur in the following order: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to Executive. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.  To the extent requested by Executive, the Company shall cooperate with Executive in good faith in valuing, and the Accountants shall take into account the value of, services to be provided by Executive (including Executive agreeing to refrain from performing services pursuant to a covenant not to compete) before, on or after the date of the transaction which causes the application of Section 280G of the Code such that payments in respect of such services may be considered to be “reasonable compensation” within the meaning of Q&A-9 and Q&A-40 to Q&A 44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of such final regulations in accordance with Q&A-5(a) of such final regulations.

11.                               Confidential Information, Ownership of Documents; Non-Competition; Non-Solicitation.

(a)                                 Confidential Information. During the Employment Period and thereafter, Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets and confidential information, knowledge or data relating to the Company and its businesses and investments, which shall have been obtained by Executive during Executive’s employment by the Company and which is not generally available public or industry knowledge (other than by acts by Executive in violation of this Agreement). Except as may be required or appropriate in connection with his carrying out his duties under this Agreement, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, any statutory obligation or order of any court or statutory tribunal of competent jurisdiction, or as requested by a governmental or administrative agency, or as is necessary in connection with any adversarial proceeding against the Company (in which case Executive shall use his reasonable best efforts in cooperating with the Company (at the Company’s expense) in obtaining a protective order against disclosure by a court of competent jurisdiction), communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform duties hereunder.  For the avoidance of doubt, nothing in this Agreement is intended to impair Executive’s rights to make disclosures under any applicable Federal whistleblower law.

(b)                                 Removal of Documents; Rights to Products. Executive may not remove any records, files, drawings, documents, models, equipment, and the like relating to the

Company’s business from the Company’s premises without its written consent, unless such removal is in the furtherance of the Company’s business or is in connection with Executive’s carrying out his duties under this Agreement and, if so removed, they will be returned to the Company promptly after termination of Executive’s employment hereunder, or otherwise promptly after removal if such removal occurs following termination of employment. Executive shall and hereby does assign to the Company all rights to trade secrets and other products relating to the Company’s business developed by him alone or in conjunction with others at any time while employed by the Company. In the event of any conflict between the provision of this paragraph and of any applicable employee manual or similar policy of the Company, the provisions of this paragraph will govern.

(c)                                  Protection of Business. During the Employment Period and until the later of (1)(i) the third anniversary of the Effective Date and (ii) the first anniversary of the applicable Date of Termination, Executive will not (x) engage in any Competing Business (as defined below) or pursue or attempt to develop any project known to Executive and which the Company is pursuing, developing or attempting to develop as of the Date of Termination (a “Project”), directly or indirectly, alone, in association with or as a shareholder, principal, agent, partner, officer, director, employee or consultant of any other organization or (y) divert to any entity which is engaged in any business conducted by the Company any Project, corporate opportunity or any customer of the Company; and (2)(A) the third anniversary of the Effective Date and (B) the second anniversary of the applicable Date of Termination, Executive will not solicit any officer, employee (other than secretarial staff) or exclusive or primary consultant of the Company to leave the employ of the Company. Notwithstanding the preceding sentence, Executive shall not be prohibited from owning less than 1% percent of any publicly-traded corporation, whether or not such corporation is in competition with the Company or from owning any passive investment in a hedge fund, private equity fund or similar instrument that, at the time of Executive’s acquisition, did not to Executive’s knowledge (after reasonable inquiry) hold any investment in any Competing Business (as defined below); provided, that, Executive shall be permitted to invest in mutual funds or ETFs so long as such funds or ETFs are not invested primarily in real estate investment trusts. If, at any time, the provisions of this Section 11(c) shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to duration or scope of activity, this Section 11(c) shall be considered divisible and shall become and be immediately amended to only such duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Executive agrees that this Section 11(c) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein. “Competing Business” means any business the primary business of which is being engaged in by the Company in the Washington, D.C. metropolitan area as a principal business as of the Date of Termination (including, without limitation, the development, owning and operating of commercial real estate and the acquisition and disposition of commercial real estate for the purpose of development, owning and operating such real estate).

(d)                                 Injunctive Relief. In addition to any other remedy available to the Company under applicable law, in the event of a breach or threatened breach of this Section 11, Executive agrees that the Company shall be entitled to seek injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, Executive acknowledging that damages would be inadequate and insufficient.

(e)                                  Forfeiture of Unvested Equity Awards.  In the event that Executive breaches Section 11(a), 11(b) or 11(c), Executive will forfeit his rights to payment or benefits under all outstanding unvested equity awards including any shares, partnership equity or profits interests to be issued in respect thereof.

(f)                                   Continuing Operation. Except as specifically provided in this Section 11, the termination of Executive’s employment or of this Agreement shall have no effect on the continuing operation of this Section 11.

12.                               Indemnification.

(a)                                 The Company agrees that if Executive is made a party to or threatened to be made a party to or is requested to be made a witness in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Executive is or was a trustee, director or officer of the Company or is or was serving at the request of the Company or any subsidiary or either thereof as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by applicable law (including the advancement of applicable, reasonable legal fees and expenses), as the same exists or may hereafter be amended, against all liabilities, costs, fees and other expenses incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators.

(b)                                 Executive will be entitled to coverage under the Company’s directors’ and officers’ liability insurance policy on substantially the same terms as for the Company’s other officers and trustees.

13.                               Successors; Binding Agreement.

(a)                                 Company’s Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(b)                                 Executive’s Successors. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. If Executive should die following his Date of Termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive, or otherwise to his legal representatives or estate.

14.                               Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

Address on file with the Company

With a copy to:

Katzke & Morgenbesser LLP

1345 Avenue of the Americas

New York, NY 10105

Attention: Michael S. Katzke, Esq.

If to the Company:

JBG SMITH Properties

4445 Willard Avenue, Suite 400

Chevy Chase, Maryland 20815
Attention:  General Counsel

15.                               Resolution of Differences Over Breaches of Agreement. The parties shall use good faith efforts to resolve any controversy or claim arising out of, or relating to this Agreement or the breach thereof, first in accordance with the Company’s internal review procedures, except that this requirement shall not apply to any claim or dispute under or relating to Section 11 of this Agreement. If despite their good faith efforts, the parties are unable to resolve such controversy or claim through the Company’s internal review procedures, then such controversy or claim shall be resolved by arbitration in Maryland, in accordance with the rules then applicable of the American Arbitration Association (provided that the Company shall pay the filing fee and all hearing fees, arbitrator expenses and compensation fees, and administrative and other fees associated with any such arbitration), and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  If any contest or dispute shall arise between the Company and Executive regarding any provision of this Agreement, the Company shall reimburse Executive for all legal fees and expenses reasonably incurred by Executive in connection with such contest or dispute, but only if Executive is successful in respect of substantially all of Executive’s claims brought and pursued in connection with such contest or dispute.

16.                               Miscellaneous.

(a)                                 Amendments. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(b)                                 Full Settlement. The Company’s obligations to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder will not (absent fraud or willful misconduct or a termination for Cause) be affected by any set-offs, counterclaims, recoupment, defense, or other claim, right or action that the Company may have against Executive or others. After termination of the Employment Period, in no event will Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts will not be reduced whether or not Executive obtains other employment.

(c)                                  Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Maryland without regard to its conflicts of law principles.

17.                               Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, term sheets, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Any other prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled, other than any equity agreements or any compensatory plan or program in which Executive is a participant on the Effective Date.  For the avoidance of doubt, nothing in this Agreement addresses or impacts in any way the terms of the Common Partnership Units to be issued to Executive under a Unit Issuance Agreement to be entered into in connection with the closing of the transactions contemplated by the Transaction Agreement.

18.                               409A Compliance.

(a)                                 This Agreement is intended to comply with the requirements of Section 409A. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A or to the extent any provision in this Agreement must be modified to comply with Section 409A (including, without limitation, Treasury Regulation 1.409A-3(c)), such provision shall be read, or shall be modified (with the mutual consent of the parties, which consent shall not be unreasonably withheld), as the case may be, in such a manner so that all payments due under this Agreement shall comply with Section 409A. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of payment.

(b)                                 All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

(c)                                  Executive further acknowledges that any tax liability incurred by Executive under Section 409A of the Code is solely the responsibility of Executive.

19.                               Representations. Executive represents and warrants to the Company that he is under no contractual or other binding legal restriction which would prohibit his from entering into and performing under this Agreement or that would limit the performance his duties under this Agreement.

20.                               Withholding Taxes. The Company may withhold from any amounts or benefits payable under this Agreement income taxes and payroll taxes that are required to be withheld pursuant to any applicable law or regulation.

21.                               Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic, faxed or PDF copies of such signed counterparts may be used in lieu of the originals for any purpose.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

COMPANY: JBG SMITH PROPERTIES, a Maryland real estate investment trust		EXECUTIVE:

By:	/s/ Alan J. Rice	/s/ W. Matthew Kelly
Name: Alan J. Rice
Title: Vice President and Secretary